UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 17, 2020

Esperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150 Ann Arbor, MI	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ESPR	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 17, 2020, Esperion Therapeutics, Inc. (the “Company”) entered into a License and Collaboration Agreement (the “Agreement”) with Otsuka Pharmaceutical Co., Ltd. (“Otsuka”). Pursuant to the Agreement, the Company will grant Otsuka exclusive development and commercialization rights to NEXLETOL™ (bempedoic acid) and NEXLIZET™ (bempedoic acid and ezetimibe) Tablets in Japan. Otsuka will be responsible for all development, regulatory, and commercialization activities in Japan. In addition, Otsuka will fund all clinical development costs associated with the program which the Company estimates will total approximately $100 million over the next few years.

The Company and Otsuka will establish a joint collaboration committee (the “JCC”) to, among other powers and responsibilities, review and guide the implementation of development and commercialization plans of the licensed products in Japan, review the status of licensed products, approve of certain clinical activities, discuss and review branding strategies and promotional materials, address certain development and manufacturing matters of the licensed products in accordance with the terms of the Agreement, and perform other activities mutually agreed by the Company and Otsuka from time to time.

The Company will receive an upfront cash payment of $60 million as well as up to $450 million in total development and sales milestones. In addition, the Company will receive tiered fifteen percent (15%) to thirty percent (30%) royalties on net sales in Japan.

The Agreement will remain in effect, unless terminated earlier, until the last to expire royalty term under the Agreement. Each party has the right to terminate the Agreement for the other party’s material breach of its obligations under the Agreement, subject to cure rights. Additionally, Otsuka may terminate the Agreement in its sole discretion and in its entirety after a certain time period with sufficient prior written notice, or due to safety reasons or withdrawal of regulatory approval. The Company may also terminate the licenses of specified patent rights upon notice if Otsuka challenges the enforceability, validity, or scope of any patent rights belonging to the Company, unless Otsuka withdraws or causes the challenge to be withdrawn within a specified period. Either party to the Agreement may terminate the Agreement if the other party declares bankruptcy. Upon termination, any license granted by the Company to Otsuka will terminate.

The Agreement includes customary representations and warranties on behalf of the Company and Otsuka as are customarily found in transactions of this nature, including representations and operative provisions as to the licensed intellectual property, regulatory matters and compliance with applicable laws. The Agreement also provides for certain mutual indemnities for breaches of representations, warranties and covenants.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission.

Item 8.01. Other Events.

On April 20, 2020, the Company issued a press release announcing the entry into the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

d)	Exhibits.

Exhibit No.	Description
99.1	Press Release issued by the Company on April 20, 2020, furnished herewith.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2020	Esperion Therapeutics, Inc.

	By:	/s/ Tim M. Mayleben
Tim M. Mayleben
President and Chief Executive Officer

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